Exhibit 99.1

Media Relations

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
James Fetig	Greg Smith
781-522-5111	781-522-5141

Raytheon Reports Strong Third Quarter 2004 EPS of $0.41 from Continuing Operations

•	Bookings of $5.7 billion, record backlog of $32.8 billion

•	Free cash flow from continuing operations of $220 million

•	Continued improved performance at Raytheon Aircraft Company

•	Increased guidance for full year on EPS and free cash flow

WALTHAM, Mass., (Oct. 28, 2004) – Raytheon Company (NYSE: RTN) reported third quarter 2004 income from continuing operations of $186 million or $0.41 per diluted share compared to $21 million or $0.05 per diluted share in the third quarter 2003. The third quarter 2003 included charges of $226 million or $0.38 per diluted share at Network Centric Systems (NCS) and Technical Services (TS). Non-cash pension expense (FAS/CAS Pension Adjustment) negatively affected the third quarter 2004 by $0.13 per diluted share on a year-over-year basis.

Third quarter 2004 net income was $152 million or $0.34 per diluted share compared to a net loss of $35 million or $0.08 per diluted share in 2003. Net income for the third quarter of 2004 also included a $34 million after-tax loss in discontinued operations or $0.07 per diluted share, primarily attributable to a foreign tax related matter, versus $56 million or $0.13 per diluted share in 2003.

Net sales for the third quarter 2004 were $4.9 billion, up 13 percent from $4.4 billion in the comparable period in 2003. Government and Defense sales for the quarter (after the elimination of intercompany sales) increased 12 percent to $4.1 billion from $3.7 billion in the comparable quarter. Sales in the third quarter 2003 included a $212 million reduction resulting from the 2003 NCS and TS charges. Excluding the effect of the 2003 charges, 2004 sales increased over 2003 for the Company by 8 percent and for Government and Defense by 6 percent.

Free cash flow from continuing operations for the third quarter was $220 million. Excluding the impact of the shareholder lawsuit settlement payment of $210 million, free cash flow from continuing operations for the quarter was $430 million versus $535 million for the comparable period in 2003. Year-to-date cash flow from continuing operations remains ahead of prior year. Discontinued operations consumed $16 million of cash in the third quarter 2004 versus $64 million in the comparable period in 2003. Free cash flow is defined as operating cash flow less capital spending and internal use software spending.

The Government and Defense businesses recorded third quarter bookings of $4.8 billion compared to bookings of $4.1 billion in the third quarter of 2003. Government and Defense backlog reached a record $30.1 billion at the end of the third quarter 2004.

Raytheon Aircraft Company’s third quarter bookings were $704 million compared to $383 million in 2003.

“I am very pleased that Raytheon continues to deliver positive results,” said William H. Swanson, Raytheon Chairman and CEO. “Our program execution and strong customer focus are driving the Company’s performance.”

During the third quarter of 2004, the Company retired debt with a par value of $137 million, bringing the total debt reduction year-to-date to $1.0 billion. Subsequent to the end of the quarter, the Company initiated the retirement of an additional $1.2 billion of debt, bringing the total expected debt retirement for the year to $2.3 billion. The Company expects to take a charge in the fourth quarter of $90 million or $0.13 per diluted share associated with this debt retirement. Net debt was $5.3 billion at the end of the third quarter compared with $6.7 billion at the end of 2003. Net debt is defined as total debt less cash and short-term investments.

Change in Outlook

The Company now expects 2004 earnings per share from continuing operations of $0.87 - $0.92, higher than its prior guidance of $0.79 - $0.89, as a result of improvements at RAC and at the Government and Defense businesses. The higher guidance includes income of $0.10 per diluted share as a result of legislation that extended the foreign tax credit from five to 10 years and the loss of $0.12 per diluted share from the early retirement of debt, net of interest savings. The Company now expects full year free cash flow to exceed $1.1 billion.

Earnings per share from continuing operations in 2005 are expected to be $1.80 - $1.90. This earnings guidance does not reflect any change in our previously disclosed pension assumptions. The Company expects net sales for 2005 of $21.5 - $22.0 billion. Government and Defense net sales for 2005 are expected to be $18.0 - $18.5 billion (after the elimination of intercompany sales). RAC net sales for 2005 are expected to be $2.6 - $2.8 billion. The Company expects 2005 free cash flow of $1.1 - $1.3 billion. Charts containing the Company’s guidance are available on the Company’s website.

Segment Results

Integrated Defense Systems

Integrated Defense Systems (IDS) third quarter 2004 net sales were $833 million, up 16 percent compared to $718 million in the third quarter 2003, due primarily to continued growth in DD(X), the Navy’s future destroyer program, Integrated Air Defense programs, and Cobra Judy. IDS generated $100 million of third quarter 2004 operating income compared to $82 million in the 2003 comparable quarter.

During the quarter, IDS booked $207 million for the definitization of the Cobra Judy contract awarded in the fourth quarter of 2003, bringing the total booked to approximately $1 billion. IDS also booked $99 million for the definitization of the JLENS Spiral 2 Development contract awarded in the fourth quarter of 2003, bringing the total booked to $770 million.

Intelligence and Information Systems

Intelligence and Information Systems (IIS) third quarter 2004 net sales were $567 million, up 6 percent compared to $533 million in the third quarter 2003. IIS reported $51 million of operating income compared to $54 million in the comparable quarter a year ago.

During the quarter, IIS booked $80 million for the Air Force’s Contractor Field Service Worldwide Support contract to provide field support for various sensors and data links on an Intelligence, Surveillance, and Reconnaissance (ISR) system. This contract has a value of up to $1.45 billion for the life of the program. IIS also booked $345 million in classified contracts.

Missile Systems

Missile Systems (MS) third quarter 2004 net sales were $928 million compared to $905 million in the third quarter 2003. MS generated $109 million of operating income compared to $111 million in the comparable quarter a year ago.

During the quarter, MS booked $411 million to develop and produce the new Standard Missile-6 Extended Range Active Missile for the U.S. Navy. The U.S. Navy also awarded MS a $287 million contract for the next-generation Block IV Tomahawk cruise missile. MS received a contract worth approximately $144 million for AMRAAM production and logistics support from the United Kingdom Ministry of Defence.

Network Centric Systems

Network Centric Systems (NCS) third quarter 2004 net sales were $777 million compared to $556 million in the third quarter 2003. NCS recorded operating income of $65 million compared to an operating loss of $138 million in the comparable quarter a year ago. Last year’s third quarter included charges resulting in a reduction in sales and operating income of $178 million and $187 million, respectively, related to performance issues on certain NCS programs.

During the quarter, NCS booked an additional $212 million for its role as the Ground Sensor Integrator (GSI) on the Future Combat Systems (FCS) contract as well as being selected to develop three sensors awarded to date by the GSI contract. Additionally, the United Kingdom Ministry of Defence awarded a $17 million contract to conduct the assessment phase of the British Army’s Joint Effects Tactical Targeting System (JETTS) digitization requirement. The follow on manufacture phase could exceed $500 million.

Space and Airborne Systems

Space and Airborne Systems (SAS) third quarter 2004 net sales were $929 million compared to $930 million in the third quarter 2003. SAS generated $138 million of operating income compared to $131 million in the comparable quarter a year ago, an increase due to international programs.

During the quarter, SAS booked $195 million for the fourth phase of a multi-year Radar Modernization Program (RMP) to retrofit the B-2 bomber fleet with a new Active Electronically Scanned Array (AESA) antenna. SAS also booked $120 million on a number of classified contracts.

After the quarter close, the Company announced that it had acquired Photon Research Associates Inc. (PRA), based in San Diego, California. PRA is a pioneer in the development and application of physics-based modeling, simulation and analysis products and services for the government market. The major focus of its business operations has been in the areas of remote sensing, missile defense, surveillance/reconnaissance, and intelligence data analysis.

Technical Services

Technical Services (TS) third quarter 2004 net sales were $512 million compared to $447 million in the third quarter 2003. TS reported operating income of $38 million in the third quarter of 2004 compared to an operating loss of $2 million in the comparable quarter a year ago. Last year’s third quarter included charges resulting in a reduction in sales and operating income of $34 million and $39 million, respectively.

During the quarter, the National Science Foundation’s Office of Polar Programs exercised its five year option on the U.S. Antarctic Program, awarding TS a $546 million contract extension that runs from April 2005 through March 2010.

Aircraft

Raytheon Aircraft Company’s (RAC) third quarter 2004 net sales were $624 million, up 33 percent from $470 million in the third quarter 2003. RAC recorded operating income of $21 million in the quarter compared to an operating loss of $4 million in the comparable quarter in 2003.

RAC delivered 83 commercial aircraft in the third quarter of 2004, compared to 61 in the same quarter last year.

Other

Net sales for this segment in the third quarter 2004 were $164 million compared to $191 million in the third quarter 2003. The segment recorded an operating loss of $7 million in the third quarter 2004 compared to an operating loss of $5 million in the comparable quarter in 2003.

Discontinued Operations

During the quarter, the Company recorded an after-tax loss from discontinued operations of $34 million, related to its former engineering and construction and Aircraft Integration Systems businesses. The Company recorded a $24 million charge in the quarter for a foreign tax related item.

Raytheon Company (NYSE: RTN), with 2003 sales of $18.1 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 78,000 people worldwide.

Disclosure Regarding Forward-looking Statements

Certain statements included in this release, including any statements relating to the Company’s future plans, objectives, and projected future financial performance, contain or are based on, forward-looking statements within the meaning of the federal securities laws. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this release. Important factors that could cause actual results to differ include, but are not limited to: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced technology systems; termination of government contracts; program performance, including resolution of claims; timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including government investigations; an agreement to settle a shareholder class action lawsuit pending in federal court in Massachusetts has not yet received final approval by the court; the ultimate resolution of insurance coverage for the shareholder litigation; the effect of market conditions, particularly in relation to the general aviation, commuter, and fractional aircraft markets; cost growth risks inherent with large long-term fixed price contracts; conflicts with other investors in joint ventures and less than wholly-owned businesses; and risks associated with outstanding letters of credit, surety bonds, guarantees and other similar agreements related to a number of contracts and leases of our former engineering and construction businesses. Further information regarding the factors that could cause actual results to differ materially from the projected results can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Conference Call on the Third Quarter 2004 Financial Results

Raytheon’s financial results conference call will be Thursday, October 28, 2004 at 9 a.m. EDT. Participants will be William H. Swanson, Chairman and CEO, Edward Pliner, senior vice president and CFO, and other Company executives.

The dial-in number for the conference call will be (800) 265 - 0241. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

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Attachment A

Raytheon Company

Financial Information

Third Quarter 2004

(In millions except per share amounts)	Three Months Ended		Nine Months Ended
	26-Sep-04	28-Sep-03	26-Sep-04	28-Sep-03
Net sales	$4,936	$4,378	$14,541	$13,008

Cost of sales	4,117	3,776	12,206	10,826
Administrative and selling expenses	339	305	1,022	952
Research and development expenses	123	129	365	366

Total operating expenses	4,579	4,210	13,593	12,144

Operating income	357	168	948	864

Interest expense	100	137	326	415
Interest income	(11)	(10)	(33)	(33)
Other expense, net	5	12	368	27

Non-operating expense, net	94	139	661	409

Income from continuing operations before taxes	263	29	287	455

Federal and foreign income taxes	77	8	94	137

Income from continuing operations	186	21	193	318

Loss from discontinued operations, net of tax	(34)	(56)	(62)	(158)

Income (loss) before accounting change	152	(35)	131	160

Cumulative effect of change in accounting principle, net of tax	—	—	41	—

Net income (loss)	$152	$(35)	$172	$160

Earnings (loss) per share from continuing operations
Basic	$0.41	$0.05	$0.44	$0.77
Diluted	$0.41	$0.05	$0.44	$0.77

Loss per share from discontinued operations
Basic	$(0.08)	$(0.14)	$(0.14)	$(0.38)
Diluted	$(0.07)	$(0.13)	$(0.14)	$(0.38)

Earnings per share from cumulative effect of change in accounting principle
Basic	$—	$—	$0.09	$—
Diluted	$—	$—	$0.09	$—

Earnings (loss) per share
Basic	$0.34	$(0.08)	$0.40	$0.39
Diluted	$0.34	$(0.08)	$0.39	$0.39

Average shares outstanding
Basic	449.2	414.3	434.1	411.5
Diluted	453.5	417.8	437.3	414.5

Attachment B

Raytheon Company

Segment Information

Third Quarter 2004

(In millions)	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	26-Sep-04	28-Sep-03	26-Sep-04	28-Sep-03	26-Sep-04	28-Sep-03
Integrated Defense Systems	$833	$718	$100	$82	12.0%	11.4%
Intelligence and Information Systems	567	533	51	54	9.0%	10.1%
Missile Systems	928	905	109	111	11.7%	12.3%
Network Centric Systems	777	556	65	(138)	8.4%	-24.8%
Space and Airborne Systems	929	930	138	131	14.9%	14.1%
Technical Services	512	447	38	(2)	7.4%	-0.4%
Aircraft	624	470	21	(4)	3.4%	-0.9%
Other	164	191	(7)	(5)	-4.3%	-2.6%
FAS/CAS Pension Adjustment	—	—	(117)	(27)
Corporate and Eliminations	(398)	(372)	(41)	(34)

Total	$4,936	$4,378	$357	$168	7.2%	3.8%

	Net Sales Nine Months Ended		Operating Income Nine Months Ended		Operating Income As a Percent of Sales Nine Months Ended
	26-Sep-04	28-Sep-03	26-Sep-04	28-Sep-03	26-Sep-04	28-Sep-03
Integrated Defense Systems	$2,542	$2,073	$298	$236	11.7%	11.4%
Intelligence and Information Systems	1,614	1,520	147	141	9.1%	9.3%
Missile Systems	2,832	2,595	322	316	11.4%	12.2%
Network Centric Systems	2,277	2,043	186	(56)	8.2%	-2.7%
Space and Airborne Systems	2,927	2,710	409	362	14.0%	13.4%
Technical Services	1,482	1,403	105	68	7.1%	4.8%
Aircraft	1,568	1,371	16	(27)	1.0%	-2.0%
Other	492	343	(29)	(13)	-5.9%	-3.8%
FAS/CAS Pension Adjustment	—	—	(356)	(82)
Corporate and Eliminations	(1,193)	(1,050)	(150)	(81)

Total	$14,541	$13,008	$948	$864	6.5%	6.6%

Attachment C

Raytheon Company

Other Information

Continuing Operations

Third Quarter 2004

	Backlog (In millions)		Funded Backlog (In millions)
	26-Sep-04	31-Dec-03	26-Sep-04	31-Dec-03
Integrated Defense Systems	$6,566	$6,526	$2,831	$3,318
Intelligence and Information Systems	3,913	3,899	860	655
Missile Systems	8,328	5,028	4,109	4,069
Network Centric Systems	3,725	3,259	2,635	2,488
Space and Airborne Systems	5,715	4,865	3,714	3,801
Technical Services	1,865	1,510	904	858
Aircraft	2,449	2,279	2,449	2,279
Other	288	176	288	176

	$32,849	$27,542	$17,790	$17,644

Government and Defense businesses	$30,112	$25,087	$15,053	$15,189

U.S. government backlog included above	$26,036	$21,353

	Bookings (In millions) Three months ended
	26-Sep-04	28-Sep-03
Government and Defense businesses	$4,770	$4,092
Commercial businesses	969	554

	$5,739	$4,646

	New Aircraft Deliveries (Units) Three Months Ended
	26-Sep-04	28-Sep-03
Hawker	13	7
Premier I	11	7
Hawker 400XP	5	7
King Air	31	18
Pistons	25	22
T-6A	18	19

Total	103	80

	New Aircraft Bookings (Units) Three Months Ended
	26-Sep-04	28-Sep-03
Hawker	21	6
Premier I	9	2
Hawker 400XP	4	8
King Air	46	26
Pistons	78	15

Total	158	57

Attachment D

Raytheon Company

Preliminary Financial Information

Third Quarter 2004

(In millions)

Balance sheets

	26-Sep-04	31-Dec-03
Assets
Cash and cash equivalents	$1,049	$661
Short-term investments	74	—
Accounts receivable	452	485
Contracts in process	2,871	2,660
Inventories	1,965	1,998
Deferred federal and foreign income taxes	534	466
Prepaid expenses and other current assets	262	154
Assets from discontinued operations	20	59

Total current assets	7,227	6,483

Property, plant and equipment, net	2,671	2,711
Deferred federal and foreign income taxes	156	337
Goodwill	11,477	11,479
Other assets, net	2,467	2,556

Total assets	$23,998	$23,566

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$835	$15
Advance payments, less contracts in process	1,150	936
Accounts payable	824	833
Accrued salaries and wages	932	767
Other accrued expenses	1,185	1,086
Liabilities from discontinued operations	30	43

Total current liabilities	4,956	3,680

Accrued retiree benefits and other long-term liabilities	3,256	3,281
Long-term debt	5,135	6,517
Subordinated notes payable	458	859
Minority interest	92	67
Stockholders’ equity	10,101	9,162

Total liabilities and stockholders’ equity	$23,998	$23,566

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Third Quarter 2004

(In millions)

Cash flow information

	Three Months Ended
	26-Sep-04	28-Sep-03
Income from continuing operations	$186	$21
Depreciation	93	82
Amortization	19	16
Working capital	(62)	402
Discontinued operations	(16)	(64)
Capital spending	(75)	(106)
Internal use software spending	(23)	(22)
Other	82	142

Subtotal - free cash flow (a)	204	471

Net activity in financing receivables	48	(2)
Acquisitions	—	(20)
Divestitures and sale of investments	—	14
Dividends	(90)	(82)
Issuance of common stock	—	28
Debt repayments	(143)	(450)
Synthetic lease maturity	—	(125)
Other	26	5

Total cash flow	$45	$(161)

Segment free cash flow information
	Three Months Ended
	26-Sep-04	28-Sep-03
Integrated Defense Systems	$80	$36
Intelligence and Information Systems	71	43
Missile Systems	28	196
Network Centric Systems	140	111
Space and Airborne Systems	50	153
Technical Services	22	36
Aircraft	58	(95)
Other	(7)	(4)
Discontinued operations	(16)	(64)
Corporate	(222)	59

	$204	$471

(a)	See Attachment F for a description of free cash flow.

Attachment F

Raytheon Company

Non-GAAP Financial Measures and Other Information

Third Quarter 2004

(In millions except per share amounts)

This release contains non-GAAP financial measures (as defined by SEC Regulation G). While these non-GAAP financial measures may be useful in evaluating the Company, this information should be considered supplemental to and not as a substitute for financial information prepared in accordance with generally accepted accounting principles.

Free cash flow is considered a “non-GAAP” financial measures under SEC guidelines. The Company uses non-GAAP financial measures to facilitate management’s internal comparisons to the Company’s historical operating results, to competitor’s operating results, and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. The Company uses certain of these non-GAAP financial measures to evaluate its operating performance and to determine management incentive compensation. The Company also uses non-GAAP financial measures which exclude certain charges and credits because it believes that such items are not indicative of its core operating results, are not indicative of trends, and do not provide meaningful comparisons with other reporting periods.

Free cash flow

	Three Months Ended		Guidance Twelve Months Ended
	26-Sep-04	28-Sep-03	31-Dec-04		31-Dec-05
Operating cash flow	$302	$599	$1,670	+	$1,700 - 1,900
Less: Capital spending	(75)	(106)	(400)		(400) - (425)
Internal use software spending	(23)	(22)	(115)		(140) - (160)

Free cash flow	204	471	1,150	+	1,120 - 1,315
Less: Discontinued operations	(16)	(64)	(40) - (50)		(15) - (20)

Free cash flow from continuing operations	$220	$535	$1,100	+	$1,100 - $1,300

Q3 2003 NCS and TS EPS Charge Impact

28-Sep-03
Operating income impact of NCS charge	$187
Operating income impact of TS charge	39

Total NCS and TS charge	$226
Effective tax rate for the nine months ended September 28, 2003	30.1%

After tax impact of NCS and TS charge	$158

Q3 2003 diluted shares outstanding	417.8

Q3 2003 NCS and TS EPS charge impact	$0.38

FAS/CAS Pension Adjustment Impact
	Three Months Ended
	26-Sep-04	28-Sep-03	Change
FAS/CAS Pension Adjustment	$(117)	$(27)
Effective tax rate for the three months ended September 26, 2004 and September 28, 2003, respectively, excluding the effect of charges related to the early retirement of debt in 2004	29.7%	27.6%

After tax impact of the FAS/CAS pension adjustment	$(82)	$(20)

Q3 2004 and 2003 diluted shares outstanding	453.5	417.8

Q3 2004 and 2003 FAS/CAS pension adjustment impact	$(0.18)	$(0.05)	$(0.13)